Exhibit 4.58

Creditor’s Rights Transfer Contract

Between

CHINA SUNERGY (NANJING) CO., LTD.

(The Transferor)

And CEEG (Nanjing) International Trading Co., Ltd.
(The Transferee)

Date: October 14, 2008 A.D.

The Creditor’s Right Transfer (hereinafter referred to as “the Contract”) is executed on October 14, 2008 by and between:

CHINA SUNERGY (NANJING) CO., LTD. (hereinafter referred to as “the Transferor”), a limited company incorporated and existing under the laws of the People’s Republic of China, with its registered address at No. 88 Shengtai Road, Jiangning Economy and Technology Development Zone, Nanjing; and

CEEG (Nanjing) International Trading Co., Ltd. (hereinafter referred to as “the Transferee”), a limited company incorporated and existing under the laws of the People’s Republic of China, with its registered address at No. 107 Shigu Road, Baixia District.

WHEREAS, the Transferor executed Product Sales Agreement (See Appendix I) with Phoenix Silicon International Corporation (hereinafter referred to as “PSI”) on Sept.5, 2007; PSI is a limited company by shares incorporated and existing under the laws of Taiwan, with its address at 6F, No.6 Li-Hsin Road, Science Park, Hsinchu;

WHEREAS, the Transferor has prepaid USD 6,510,000 to PSI as per Product Sales Agreement but PSI is unable to perform the obligation of delivering goods pursuant to the agreement; since PSI is unable to deliver the goods, it is negotiating with the Transferor with respect to the repayment of the prepayment; PSI repaid USD 100,000 to the Transferor in May 2008 and is negotiating about the plan for repaying the remaining USD 6,410,000; and

WHEREAS, the Transferor intends to sell and transfer to the Transferee its Creditor’s Rights of USD 6,410,000 towards PSI based on Product Sale Agreement and the Transferee intends to buy the Transferor’s Creditor’s Rights and interests based on Product Sale Agreement pursuant to the stipulations and terms herein;

Therefore, the Transferor and the Transferee hereto agree as follows:

1. Creditor’s rights to be transferred

In accordance with the stipulations and terms hereunder, the Transferor shall sell, transfer, transmit and deliver its creditor’s right, interests and other incidental rights towards PSI, the total sum of which is USD 6,410,000; and the Transferee shall buy and accept the transfer of the abovementioned creditor’s rights, interests and other incidental rights (hereinafter referred to as “the Creditor’s Rights”).

2. Price
The Transferee shall pay USD 6,410,000 to the Transferor as the consideration to assign the Creditor’s Rights. The Transferee shall, on the Closing Date (as defined below), remit the consideration to the bank account designated by the Transferor.

3. Representations and warranties of the Transferor
The Transferor hereby represents and warrants with respect to the following matters:
(1) The Transferor is a limited company incorporated and existing under the laws of the People’s Republic of China; the Transferor has the right of legal representation and is entitled to execute the Contract and perform all the obligations hereunder; and

(2) The Transferor is the owner of the Creditor’s Rights of USD 6,410,00 in total, which is transferred and transmitted to the Transferee with the consent of PSI provided that the Transferor doesn’t warrant that PIS is able to discharge the Creditor’s Rights and is not responsible for collecting the Creditor’s Rights from PSI.

4. Representations and warranties of the Transferee
The Transferee hereby represents and warrants with respect to the following matters:
(1) The Transferee is a limited company incorporated and existing under the laws of the People’s Republic of China; the Transferee has the right of legal representation and is entitled to execute the Contract and perform all the obligations hereunder; and
(2) The Transferee has executed the Contract at its own discretion; whether such discretion is proper is resulted from its own judgment; opinions of professional consultants are sought when necessary.

5. Closing
(1) The closing hereunder (hereinafter referred to as “the Closing”) shall be effected on the execution date hereof or within thirty days after the execution date hereof or on the date otherwise agreed upon by the parities in writing (hereinafter referred to as “the Closing Date”).
(2) The Transferor shall deliver the following documents to the Transferor at Closing:
(a) One copy of Product Sale Agreement;
(b) Orders placed by the Transferor pursuant to Product Sale Agreement;
(c) PSI’s letter of consent with respect to consent of transfer the Creditor’s Rights; and
(d) The Transferor’s notice notifying the Transferee of transfer of the Creditor’s Rights.

6. Other rights and obligations
The Transferor agrees to make commercially reasonable efforts to provide information and documents related to the Creditor’s Rights so that the Transferor can obtain and exercise the Creditor’s Rights and related interests.

7. Fees and tax
The Transferor and Transferee agree that they shall respectively bear legal fees and other fees arising from preparation and execution of the Contract.
The Transferor shall bear the stamp duty and other taxes arising from the Contract.

8. Confidentiality
Unless otherwise required by statutes, the Transferor and Transferee shall not share with, divulge or disclose to any third party the contents hereof.

9. Miscellaneous
Amendment of any article hereof shall be invalid unless it is in written form, approved and signed by the Transferor and the Transferee.

10. Applicable law and jurisdiction
The Contract shall be governed by laws of the People’s Republic of China. The two parties hereof agree that any and all disputes arising from the Contract shall be submitted to Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with its then current rules and procedure. The arbitration fees shall be borne by the losing party.

11. Counterparts
The Contract is in duplicate, with each party holding one counterpart respectively.

The Transferor:
CHINA SUNERGY (NANJING) CO., LTD. /Seal/
Representative: /s/

The Transferee:
CEEG (Nanjing) International Trading Co., Ltd. /seal/
Representative: /s/